U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12,2007

ENERGYTEC, INC.
(Exact name of registrant as specified in its charter)

(Commission File No. 000-50072)

Nevada	75-2835634
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4965 Preston Park Boulevard, Suite 270–E, Plano, Texas 75093
(Address of Principal Executive Offices)

(972) 985–6715
(Registrant’s Telephone Number)

14785 Preston Road, Suite 550, Dallas, Texas 75254
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On January 12, 2007, Energytec, Inc., received the written resignation of Frank W Cole dated January 11, 2007, from the Board of Directors of Energytec, which has been accepted. With the resignation Mr. Cole provided a letter to the Board (the “Cole Letter”), which is included as Exhibit 17.1 to this filing. On March 18, 2006, Mr. Cole was fired as President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Energytec. In addition, the directors asked Mr. Cole for his resignation from the board, but he declined to resign from his board position until January 2007.

The Cole Letter contains a substantial number of allegations. Energytec is required by applicable reporting regulations to include the Cole Letter as an exhibit to this filing. Energytec disclaims any responsibility for the statements and allegations made by Mr. Cole (except for those items in the Cole Letter that quote directly from periodic reports filed by Energytec since March 18, 2006). Management believes the Cole Letter contains false and misleading statements with which it disagrees.

Mr. Cole was fired from his officer positions with Energytec in March 2006 based on an initial determination by the Board of Directors that he had failed in the conduct of the job responsibilities of his offices and engaged in conduct and activities injurious to Energytec and its shareholders. Following Mr. Cole’s termination, the Audit Committee of the Board pursued an investigation with the assistance of independent counsel and an independent investigator. The independent investigation substantiated the initial determination by the Board of Directors that Mr. Cole failed to properly discharge the duties of his office and engaged in conduct injurious to Energytec and its shareholders.

The Board of Directors determined that Mr. Cole’s conduct, and the conduct of others in concert with Mr. Cole, was so egregious that the best interests of Energytec and its shareholders required management to pursue its claims for damages against Mr. Cole and other parties. This has led to the filing of various lawsuits, including the following:

Energytec, Inc., v. Frank W Cole, et al., U.S. District Court, Northern District of Texas, Case No. 3-06 CV-871-L (Consolidated with Case No. 3-06CV0933-G)(the “Federal Lawsuit”). This lawsuit filed by Energytec is against Mr. Cole, Josephine Jackson, a former officer and employee, Phillip M. Proctor, a registered broker, and G. Norman Munro, Raymond J. Vula, John J. Petito, Melvin R. Seligsohn, Sam Miller and Corrine I. Wesloh, who are all unregistered brokers. In the complaint Energytec alleges defendants engaged in activities that violated the anti-fraud prohibitions set forth in Section 10(b) of the Securities Exchange Act of 1934 and applicable state securities laws, and perpetrated common law fraud. Energytec also claims that Mr. Cole and Josephine Jackson engaged in conduct that violated their respective fiduciary and other duties to Energytec and its stockholders, and disclosure rules, internal control requirements, and certification requirements under the Securities Exchange Act of 1934. This case is a consolidation by order of the court issued in August 2006 of complaints filed in May 2006. In August 2006 the court also issued an order permitting Energytec to file an amended consolidated complaint to resolve motions previously filed by defendants to dismiss the claims against them for failure to state sufficient facts to support a cause of action. Since filing the amended consolidated compliant all but one of the defendants refiled motions to dismiss the claims against them for failure to state sufficient facts to support a cause of action, and one defendant answered denying the substantive allegations of the complaint. Energytec has responded to these motions. We are unable to predict when the court will rule on the motions.
Frank W Cole and Josephine Jackson, v. Energytec, Inc., et al., District Court of Dallas County, Texas, Case No.06-06216 (the “State Lawsuit”). On or about June 29, 2006, Mr. Cole and Josephine Jackson filed the above-referenced lawsuit on behalf of themselves and the other Energytec shareholders alleging Energytec and its officers and directors acted improperly in removing them from office and have since acted improperly in the management of Energytec, misappropriated corporate assets, and breached their respective fiduciary duties to Energytec. This lawsuit contains claims and allegations that are contained in the Cole Letter. In July 2006, Energytec and the other defendants filed a motion to stay further proceedings in the State Lawsuit pending resolution of the proceedings in the Federal Lawsuit. At the end of August 2006, the Texas state court issued an order staying further proceedings in the State Lawsuit pending resolution of the proceedings in Federal court. In October 2006, Mr. Cole and other plaintiffs filed a petition for a writ of mandamus with the Fifth District Court of Appeals of the State of Texas seeking to have the order granting the stay vacated, which was subsequently denied by the appeals court. This decision was appealed to the Texas Supreme Court, and the Texas Supreme Court has requested a response from Energytec addressing the question of whether that Court should consider the appeal, which Energytec expects to file in February 2007.

The State Lawsuit contains the claims and allegations presented in the Cole Letter, many of which have been addressed in Energytec periodic reports filed with the Securities and Exchange Commission. Energytec and its management believe any material claims and allegations raised in the State Lawsuit and in the Cole Letter are without merit, and they intend to vigorously defend against those claims and pursue their own claims against Frank Cole in proper court proceedings before an independent trier of facts who can sift through all the evidence and render judgment.

Energytec has not attempted to prevent Mr. Cole from pursuing his claims. He is free to do so at any time by filing an answer and counterclaim in the Federal Lawsuit. Energytec has, however, attempted to prevent Mr. Cole from causing it to waste corporate assets and resources in mulitiple forums by resisting Cole’s State Lawsuit because it is duplicative of and arises out of the same facts and circumstances at issue in the Federal Lawsuit. Energytec does not believe the interests of its shareholders are served by incurring the cost of litigating the same facts and events in two separate lawsuits in two separate forums.

Rather than answer Energytec’s claims in the Federal Lawsuit, Mr. Cole instead has sent to Energytec the Cole Letter so that the Company is legally obligated to disclose his erroneous and unsupported allegations in the public domain. The following are a few examples of what Energytec believes to be distortions in the Cole Letter.

•	Cole alleges that Energytec should not have allowed Don Lambert to cancel an arrangement to sell Comanche Well Services Company for $30 million received at the beginning of 2006. The unsolicited offer received from the prospective buyer contained a substantial number of conditions, including the requirement that there be an appraisal of the value. In addition, in January 2006 Mr. Cole indicated in a hand-written notation that he did not believe the prospective buyer had the financial ability to complete the purchase. Finally, Mr. Cole never presented the offer to the Board of Directors for consideration.

•	Cole alleges Don Lambert was instructed to file documents with the Texas Railroad Commission with respect to the Trix-Liz wells. Mr. Lambert denies ever receiving such instructions. Don Lambert had no involvement in, or responsibility for, the Trix-Liz or Talco operations. That area of operations was maintained by Frank Cole in concert with Jo Jackson and Calvin Bass. Illegally completing the wells in two zones and failing to maintain proper spacing was solely the responsibility of Frank Cole.

•	Cole alleges the Board of Directors approved the sale of the put option. Mr. Cole did not inform the Board of Directors of his proposed plan to sell put options and did not obtain approval to sell the put options. The Board did not become aware of the put options until after Mr. Cole had completed sale of the put options.

•	Cole alleges that Mrs. Bass has never been an office manager in the Talco office and has probably never set foot in that office, as if to suggest she never really had anything to do with Energytec. Mrs. Bass, however, was listed in the payroll records of Energytec from April 2001 through December 2004. In 2004 she was paid a salary of $59,000 and expense reimbursements of approximately $138,000. During 2005, after Mrs. Bass’s employment was terminated, she continued to receive expense reimbursements totaling approximately $414,000.

•	Cole alleges Don Lambert and Roger Staats have a personal stake in Silicon Chemistry Solutions, LLC, a company with which Energytec has a contract to sell the chemical known as “ERA-3.” Neither Don Lambert nor Roger Staats own any interest in any form in Silicon Chemistry Solutions. This was confirmed with the management of Silicon Chemistry Solutions in April 2006 when Energytec entered into a sales and distribution agreement with Silicon Chemistry Solutions.

•	Cole alleges Don Lambert stole a company vehicle. In November of 2005, a company vehicle driven by Don Lambert was damaged in a storm. Because the vehicle was damaged at Mr. Lambert’s home, his homeowner’s insurance policy covered the damages to the vehicle. The insurance company totaled the vehicle. Mr. Lambert proceeded with purchasing, with his own funds, a replacement vehicle. On Saturday, November 19, 2005, Mr. Lambert notified Frank W Cole of these circumstances. The dealership allowed a trade-in value of $19,000 for the damaged vehicle and subrogated a claim to Mr. Lambert’s insurance company because the vehicle had been totaled. On Monday, November 21, 2005, Mr. Cole asked Ms. Krempein to inquire into the value of the vehicle and prepare a bill of sale to the dealership. The documents were prepared and were signed by Mr. Lambert on Tuesday, November 22, 2005, subject to Mr. Cole’s review and approval. Mr. Cole approved the transaction, at which time Mr. Lambert delivered to Energytec a personal check for $19,000, which was the value of the vehicle as determined by reference to the Kelley Blue Book. Mr. Lambert’s personal check was deposited and cleared on December 14, 2005.

•	Cole alleges that Don Lambert used expense reimbursements to make payment on the vehicle described above. As a normal course of business, Mr. Lambert incurred expenses on behalf of the Energytec. In December of 2005, Ms. Krempein requested that all employees provide expense reports and support for advances in preparation for the year-end closing. Mr. Lambert’s expense report was received along with reports from district managers. These expense reports were reconciled to supporting invoices by Ms. Krempein. Frank W Cole personally approved Mr. Lambert’s expense report, which closed out several months of expenses. The expense reimbursement of $14,522 covered actual business expenses and was in no way related to the payment made to Energytec by Mr. Lambert on the vehicle purchase discussed above. Notwithstanding the statements made about Mr. Lambert in the Cole Letter, Mr. Lambert was (upon the recommendation of Mr. Cole) unanimously elected President and COO of Energytec on December 21, 2005, and was awarded a salary increase and bonus.

Item 8.01	Other Events

As of Monday, January 15, 2007, a total of 99.79% of the working interests and 88% of the overriding royalty interests in the Wyoming Thermal Recovery Project had been tendered to Big Horn Oil, LLC for sale under the Purchase and Sale Agreement signed in October 2006. As of Tuesday, January 16, 2007, assignments of those working interests and those overriding royalty interests had been prepared in accordance with Bureau of Land Management and Wyoming Oil and Gas Conservation Commission rules and regulations and submitted to Big Horn Oil. Energytec is advised that, due to ice storms and inclement weather in Texas and surrounding states over the past week, persons outside Dallas and the United States participating in funding the purchase were unable to reach Dallas as originally planned. New travel arrangements are being made and Big Horn Oil is attempting to complete funding of the transaction as soon as possible, but in any event by the end of January 2007.

Item 9.01	Financial Statements and Exhibits

Included with this report are the following exhibits:

Exhibit 17.1 –	Letter from Frank W Cole dated January 11, 2007
Exhibit 99.1 –	Press Release issued January 19, 2007 entitled “Energytec Moves Toward Increased Management Stability; Announces Resignation of Frank W. Cole.”
Exhibit 99.2 –	Press Release issued January 19, 2007 entitled “Energytec Announces Relocation of Corporate Offices.”
Exhibit 99.3 –	Press Release issued January 19, 2007 entitled “Energytec Provides Operational Update, Announces Divestiture Program.”

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGYTEC, INC.

Date: January 19, 2007	By:	/s/ Don Lambert
Don Lambert, Chief Executive Officer